David Jan Mitchell

     Since January 1991, Mr. Mitchell has been the President of Mitchell & Co., Ltd., a merchant banking company he founded. Since March 1998, Mr. Mitchell is also the Chairman of Direct Furniture and Empire Card MasterCard. Mr. Mitchell is the immediate past president of AmeriCash, a national network of ATM machines. From April 1988 to December 1990, Mr. Mitchell was a Managing Principal and a Director of Rodman & Renshaw, Inc., a publicly held investment banking and brokerage firm. From March 1985 to April 1988, he was a Managing director of Laidlaw Adams & Peck Inc., also an investment banking and brokerage firm. From April 1984 to March 1985, Mr. Mitchell was a Senior Vice President of Cralin & Co., an investment banking and brokerage firm and, from March 1981 to August 1984; he was a Vice President at Bear Sterns & Co. From September 1979 to February 1981 he was employed at Oppenheimer & Co.

     Mr. Mitchell currently serves as a Director of Kellstrom Industries, Inc., a NASDQ listed company in the business of selling jet engine parts and is also Director of Bogen Communications International, a NASDQ listed company involved in digital voice processing peripheral products. Mr. Mitchell is also a director of Moto Guzzi, a publicly traded Italian motor cycle manufacturer. Mr. Mitchell serves as a Director of several private companies among them is Madah-Com, an Israeli based company, involved in sound transmission through spread spectrum frequency hopping, and SoftCom Inc., a developer of interactive video technology to be used over the Internet. Previously Mr. Mitchell served as a Director of Holmes Protection Group, a public company, which was sold in February of 1998.

     Mr. Mitchell has served as an Officer and/or Director of numerous not-for-profit universities and foundations including the State of Israel Bonds, Jerusalem College of Technology, Tel Aviv University, Bezalel Academy of Arts and Design in Jerusalem, Hillel: The Foundation for Jewish Campus Life, The American-Israel Friendship League, Love Heals, an AIDS education organization and The American Friends of the Israel Museum. Mr. Mitchell also serves as the Chairman of the Fiftieth Anniversary celebration for the Israel Air Force.

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                               Salvatore J. Zizza

     Salvatore J. Zizza has served as Chairman of the Board, President, Treasurer and a director of IAC since its inception in November 1992. Mr. Zizza has also been Chairman of the Board of Directors of The Lehigh Group Inc. (f/k/a The LVI Group Inc.) since 1991 and was President of Chief Financial Officer of The Lehigh Group Inc. from 1985 to 1991. The Lehigh Group Inc., a New Your Stock Exchange listed company, is engaged, through its subsidiary, in the distribution of electrical products, and from 1985 until 1991 was one of the largest interior construction and asbestos abatement firms in the United States. Mr. Zizza was Chief Operating and Chief Financial Officer of NICO, Inc. from 1978 until its acquisition in 1985 by Lehigh Valley Industries, Inc. (currently The Lehigh Group Inc.) NICO Inc. was an interior construction firm. Mr. Zizza is a director of The Gabelli Equity Trust, The Gabelli Asset Fund, The Gabelli Growth Fund and The Gabelli Convertible Securities Fund. In accordance with the terms of Mr. Zizza's employment by The Lehigh Group Inc., Mr. Zizza may introduce potential Target Businesses identified directly by him to IAC, but only after such potential Target Businesses have been first presented to The Lehigh Group Inc. and its subsidiaries and determined by them to be inappropriate. Mr. Zizza's employment agreement with The Lehigh Group Inc. further provides that Mr.
Zizza may consider and approve in the   ordinary course of business of IAC
investment and business opportunities introduces to IAC by Gruntal or others and shall not be under any obligation to introduce such investment and business opportunities to The Lehigh Group Inc. and its subsidiaries.